Exhibit 99.1

MULTIMEDIA GAMES NAMES GARY L. LOEBIG INTERIM PRESIDENT AND CHIEF

EXECUTIVE OFFICER

COMPANY EXPECTS DILUTED EARNINGS PER SHARE FOR THE QUARTER ENDED

MARCH 31, 2008 TO BE IN A RANGE OF $0.03-$0.05

AUSTIN, Texas, Apr 01, 2008 (BUSINESS WIRE) — Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia”), announced today that Gary L. Loebig, 60, who currently serves as Executive Vice President of Sales, has been named Interim President and Chief Executive Officer of the Company, effective immediately. Clifton E. Lind, 61, who has served as Multimedia’s President and CEO since February 2003 and as a Director since May 2000, is stepping down from those positions to spend more time with his family. Mr. Lind’s departure from the Board of Directors reduces the size of the Board to five members, all of whom are considered “independent” according to the corporate governance rules of the NASDAQ Stock Market. Multimedia Games plans to engage in a search for a permanent CEO. Mr. Lind will continue to serve Multimedia and the Board of Directors in a non-executive capacity during a transition period.

Mr. Loebig joined Multimedia Games as Vice President for New Market Development in December 1998, and was elected Executive Vice President of Sales in December 2001. At Multimedia, Mr. Loebig has been responsible for establishing new market opportunities and managing and maintaining relationships with the Company’s customer base. From 1984 until December 1998, Mr. Loebig served in various capacities at Stuart Entertainment, which does business as Bingo King, a publicly traded company engaged in the manufacture and sale of bingo cards and related equipment and products. At Bingo King, Mr. Loebig began as general sales manager and advanced to the position of Senior Vice President—Market and Product Development. Mr. Loebig received both Bachelor and Master of Business Administration degrees from the University of Iowa.

Michael J. Maples, Sr., Chairman of the Board of Directors, commented, “During his tenure as President and CEO, Clifton contributed greatly to Multimedia Games. Gary Loebig has strong relationships with our employees and customers and is well suited to assume the CEO responsibilities at this time. The Company’s Board remains committed to maximizing shareholder value.”

The Company also reported that it expects its diluted earnings per share for the quarter ended March 31, 2008 to be in a range of $0.03—$0.05 before any charges that may result from the CEO transition.

About the Company

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company’s ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

Cautionary Language

This press release contains forward-looking statements based on Multimedia’s current expectations. The words “will,” “expect,” “believe” and similar words and phrases as they relate to Multimedia and its products and markets are intended to identify such forward-looking statements. In particular, our expectation of quarterly earnings for the quarter ended March 31, 2008, is a forward-looking statement. These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risk that our preliminary estimate of quarterly earnings may be subject to revision in the course of our quarter-end closing process or adjustments identified by internal financial or external audit personnel. Other important risks and uncertainties that may affect the Company’s business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections and elsewhere in Multimedia’s filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Multimedia Games, Inc.

Multimedia Games, Inc.

Randy Cieslewicz, 512-334-7500

Chief Financial Officer

or

Jaffoni & Collins Incorporated

Joseph N. Jaffoni

Richard Land

212-835-8500

mgam@jcir.com

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